Exhibit 10.1

GUARANTY

October 25, 2010

We refer to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2010, among National Coal Corp. (the “Company”) and Ranger Energy Investments, LLC (“Parent”) and Ranger Coal Holdings, LLC (“Merger Sub”), pursuant to which it is contemplated that the Company shall merge into Merger Sub, with Merger Sub being the surviving company, and all outstanding shares of common stock of the Company (other than shares held by the Company, Merger Sub, Parent or any of their respective direct or indirect subsidiaries) shall be converted into the right to receive cash, all as more specifically set forth in the Merger Agreement. Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

In consideration of the Company’s execution and delivery of the Merger Agreement, James C. Justice Companies, Inc., a Delaware corporation (“JCJC”), hereby absolutely, irrevocably and unconditionally, guarantees to the Company that JCJC will perform or satisfy, or cause the Parent to perform or satisfy, or cause one or more affiliated or related entities of JCJC to perform or satisfy, Parent’s obligation (the “Guaranteed Obligation”) to deposit funds with the Disbursing Agent pursuant to Section 2.4(a) of the Merger Agreement if, as and when such obligation becomes due. Under no circumstances will the aggregate liability of JCJC under this Guaranty exceed $9,000,000.00. JCJC represents and warrants to the Company that it has the financial capacity to pay, fulfill and perform its liabilities and obligations with respect to the Guaranteed Obligation under this Guaranty, and all funds necessary for JCJC to pay, fulfill and perform such obligations under this Guaranty shall be readily available to JCJC or one or more affiliated or related entities of JCJC if, as and when needed for so long as this Guaranty shall remain in effect.

Neither this Guaranty nor the rights of the Company under this Guaranty shall be assignable or transferable, in whole or in part, by the Company without the prior written consent of JCJC. This Guaranty is a continuing guaranty and may not be revoked or terminated and shall remain in full force and effect and shall be binding on JCJC and its successors and assigns until the entire Guaranteed Obligation has been satisfied in full. Notwithstanding the foregoing, this Guaranty shall automatically terminate upon the earliest of (i) the termination of the Merger Agreement in accordance with Section 9.1 of the Merger Agreement, or (ii) the satisfaction of Parent’s obligations under Section 2.4(a) of the Merger Agreement.

JCJC’s obligations pursuant to this Guaranty are subject to all rights, claims, counterclaims, causes of action, defenses and remedies to which Parent or Merger Sub may be entitled. This is a guarantee of payment and performance and not collectability. JCJC hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent or Merger Sub, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Guaranty.

JCJC hereby unconditionally and irrevocably waives any rights that it may now have or hereafter may acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of JCJC’s liabilities and obligations with respect to the Guaranteed

Obligation under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises at law, in equity or under contract, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and JCJC agrees it will not exercise any such rights unless and until all the entire Guaranteed Obligation shall have been paid in full in immediately available funds. If any amount shall be paid to JCJC in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligation, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of JCJC and shall be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment), and be credited and applied to the Guaranteed Obligation, if, as and when the Guaranteed Obligation is due in accordance with the terms of the Merger Agreement.

The Company acknowledges that Merger Sub is a newly formed entity with no significant assets and that Parent is a recently formed entity with limited assets. Notwithstanding anything that may be expressed or implied in this Guaranty, the Merger Agreement or any document or instrument delivered contemporaneously herewith or therewith, by its acceptance of the benefits of this Guaranty, the Company acknowledges and agrees that neither it nor any of its Affiliates (i) has any right of recovery under this Guaranty against, and no liability under this Guaranty shall attach to, the former, current or future stockholders, members, directors, officers, employees, managers, agents, Affiliates or assignees of JCJC, of Parent, of Merger Sub or of any former, current or future stockholder, director, officer, employee, member, manager, Affiliate, agent or assignee of any of the foregoing (collectively, but not including JCJC, Parent or Merger Sub, each a “JCJC Affiliate”), or (ii) has any right of recovery against, and no liability shall attach to JCJC or any JCJC Affiliate for any liability or obligation arising under or in connection with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement (other than a claim against JCJC under this Guaranty), whether by or through attempted piercing of the corporate or limited liability company veil, by or on behalf of Parent or Merger Sub against JCJC or a JCJC Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law or otherwise. The Company’s agreement in the preceding sentence is based on JCJC’s representation that it has sufficient liquid assets available to fund the payment of the maximum Guaranty Obligation as set forth in this Guaranty. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or otherwise relating thereto, against a JCJC Affiliate or, other than its right to recover from JCJC under this Guaranty for up to the amount of the Guaranteed Obligation (subject to the limitations described herein), against JCJC. Recourse against JCJC under this Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates against JCJC and any JCJC Affiliate (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement. Nothing set forth in this Guaranty shall confer or give or shall be construed to confer or give to any Person, other than JCJC and the Company (including any Person acting in a representative capacity), any rights or remedies against any Person other than JCJC and the Company as expressly set forth herein.

The Company acknowledges that JCJC is agreeing to enter into this Guaranty in reliance on the provisions set forth in the preceding paragraph. The preceding paragraph shall survive termination of this Guaranty.

This Guaranty constitutes the entire agreement, and supersedes all prior agreements, understandings, and statements, both written and oral, between or among the Company and JCJC or any of their Affiliates with respect to its subject matter. This Guaranty shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to any choice or conflict of law, provision or rule that would cause the application of the laws in any other jurisdiction. This Guaranty may be executed in one or more counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Guaranty effective as of the date first set forth above.

JAMES C. JUSTICE COMPANIES, INC.

By:	/s/ Stephen W. Ball

Name:	Stephen W. Ball

Title:	Secretary

NATIONAL COAL CORP.

By:	/s/ Daniel A. Roling

Name:	Daniel A. Roling

Title:	President & CEO

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